Exhibit 99.1
DENBURY INCREASES SHARE REPURCHASE AUTHORIZATION AND
CONVERTS 2014 OIL COLLARS TO FIXED PRICE SWAPS
Commences Operations at Riley Ridge Gas Processing Plant

PLANO, TX – January 3, 2014 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced that its Board of Directors has approved an increase of $250 million to the Company’s authorized share repurchase program, leaving $422 million of authorized repurchases remaining as of December 31, 2013. The increase raises the total amount authorized under the program since it commenced in October 2011 to $1.162 billion, of which Denbury has spent $740 million as of December 31, 2013, to acquire a total of approximately 48 million common shares, or about 12% of shares outstanding at September 30, 2011, at an average cost of $15.55 per share. Of the total amount spent on repurchases, $78 million was spent in the fourth quarter of 2013 to acquire approximately five million common shares at an average cost of $16.22 per share. There is no set expiration date for the program and no requirement that the entire authorized amount be used.

Commodity Hedge Update

Denbury also announced it has converted all of its 2014 oil derivative contracts to fixed price swaps from collars. The Company’s 2014 fixed price oil swaps now cover 58,000 barrels of oil production per day, or approximately 80% of estimated 2014 average daily oil production, at average NYMEX prices of approximately $93.50 per barrel (“Bbl”) for the first half of 2014 and approximately $92.50 per Bbl for the second half of 2014. The Company’s 2014 oil hedges were previously all costless collars with NYMEX price floors of $80 per Bbl and average NYMEX price ceilings of approximately $102 per Bbl in the first half of 2014 and approximately $98 per Bbl in the second half of 2014. No cash was paid or received to convert the hedge contracts. The conversion significantly tightens the estimated range of Denbury’s anticipated cash flow from operations in 2014 from the range previously provided in Denbury’s November 2013 analyst day presentation which was based on estimated average 2014 NYMEX oil prices of between $85 per Bbl and $95 per Bbl. The Company has also added natural gas hedges to its hedge portfolio and is considering adding hedge positions that extend beyond its typical duration of 18-to-24 months. Additional information on Denbury’s commodity hedges will be available in an updated corporate presentation which will be posted to the Company’s website today.

Riley Ridge Startup

Lastly, Denbury announced the successful startup of the Riley Ridge gas processing plant prior to year-end 2013, as the plant initially separated and sold methane from a produced raw gas stream expected to average approximately 65% carbon dioxide, 20% methane, less than 1% helium, plus various other gases. This startup occurred slightly ahead of the Company’s most recently estimated start date in the first quarter of 2014. As the plant was placed in service in 2013, Denbury expects to record certain associated tax benefits in the fourth quarter of 2013. Following the planned construction of additional capture equipment and a pipeline to the facility later this decade, the Riley Ridge plant is expected to become Denbury’s anchor source of carbon dioxide in the Rocky Mountain region.

Management Comment

Phil Rykhoek, Denbury’s President and CEO commented, “With our continued confidence in our focused strategy and favorable outlook, we believe our common shares represent a highly attractive investment. As a result, we continue to opportunistically repurchase our common shares and have increased the amount authorized under our repurchase program. With our oil hedge conversion and current outlook for 2014, we are well positioned to more than fund our planned capital expenditures and dividends for the year with estimated cash flow from operations. We look forward to expanding our shareholder value proposition to include both growth and income with the payment of our first regular quarterly dividend to common shareholders in the first quarter of 2014. Lastly, I would like to thank our Riley Ridge team for their tremendous efforts in safely and successfully commencing operations at this facility which will play a critical role in our Rocky Mountain region tertiary oil production growth plans.”

Denbury is a growing domestic independent oil and natural gas company. The Company's primary focus is on enhanced oil recovery utilizing carbon dioxide and its operations are focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. Denbury is the largest combined oil and natural gas producer in both Mississippi and Montana, and owns the largest reserves of carbon dioxide used for tertiary oil recovery east of the Mississippi River. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to tertiary recovery operations. For more information about Denbury, please visit www.denbury.com.

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This news release contains forward-looking statements including statements about source of funding for capital expenditures and future dividend payments. There are a variety of risks and uncertainties, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These risks and uncertainties include expectations and assumptions concerning estimated future cash flows, oil prices and revenues; future production rates and operating costs; performance of existing and future CO2 enhanced oil recovery projects; anticipated timing and results of capital expenditures; availability of tax benefits; and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. Future dividends will be subject to declaration by the Company’s Board of Directors at their discretion, subject to requirements of applicable law. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any future date. We assume no obligation to update our forward-looking statements.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Finance and Investor Relations, 972.673.2028